Exhibit 10.30

October 28, 2021
Revised December 14, 2021

Daniel Faga
1903 El Camino Del Teatro
La Jolla, CA 92037

Re:    Separation Agreement and Release

Dear Dan:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Mirati Therapeutics, Inc. (the “Company”) is offering to aid in your employment transition. The Agreement shall become effective upon the Effective Date as defined in Paragraph 16 below.
1.End of Employment. Your last day of employment with the Company will be November 1, 2021 (the “Separation Date”).
2.Accrued Salary and Vacation. On the Separation Date, the Company will pay you all accrued salary and all accrued and unused paid time off earned through that date, subject to payroll deductions and withholdings. You are entitled to these payments regardless of whether you execute this Agreement.
3.Severance Benefits. If you (i) sign and return this Agreement to the Company on or before December 15, 2021 (forty-five (45) days after the Separation Date); (ii) allow the releases contained herein to become effective; and (iii) comply with all of your legal and contractual obligations to the Company, then in full satisfaction of the Employment Offer agreement between you and the Company dated as of December 20, 2019 (the “Prior Agreement”), the Company will provide you with the following severance benefits (the “Severance Benefits”):
(a)Severance Payment. The Company will pay you, as severance, an amount equivalent to the sum of eighteen (18) months of your base salary at the rate in effect as of the Separation Date, which is $772,500.00, plus your target Annual Bonus for 2021, which is a $231,750.00), in each case, subject to applicable payroll deductions and tax withholdings (the “Severance Payment”). The Severance Payment shall be paid to you in a lump sum on the first regular payroll date of the Company following the Effective Date (as defined in Paragraph 16 below).
(b)Health Insurance; COBRA. Provided that you are eligible for and timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law of similar effect (“COBRA”) following the Separation Date, the Company will pay your COBRA group health insurance premiums for you and your eligible dependents directly to the insurer until the earliest of (A) the end of the eighteenth (18th) month following the Separation Date (the “COBRA Payment Period”), (B) the expiration of your eligibility for continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. For purposes of this Paragraph, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the Code. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether you elect continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance
    1

Payment”), which payments shall continue until the earlier of expiration of the COBRA Payment Period or the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. On the first payroll date following the Effective Date, the Company will make the first payment to the insurer under this clause (and, in the case of the Special Severance Payment, such payment will be to you, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments instead commenced on the Separation Date, with the balance of the payments paid thereafter on the schedule described above. If you become eligible for coverage under another employer’s group health plan, you must immediately notify the Company of such event, and all payments and obligations under this subsection shall cease upon becoming eligible for of such alternate coverage.
(c)Accelerated Vesting. Effective as of the Effective Date, the vesting and exercisability of all outstanding options, restricted stock unit awards, and other equity awards covering the Company’s common stock that are held by you as of immediately prior to the Separation Date, to the extent such equity awards would otherwise have vested solely conditioned on your continued services with the Company, shall accelerate vesting in accordance with their applicable vesting schedules as if you had completed an additional eighteen (18) months of service with the Company. For the avoidance of doubt, equity awards which vest wholly or partially subject to the attainment of performance goals are not eligible to accelerate vesting pursuant to this subsection. In addition, the Company will extend the period of time during which you may exercise any vested, outstanding and unexercised stock options as of the Separation Date (including any stock options vested by virtue of the acceleration in vesting specified in this Agreement) to the earlier of (i) twelve (12) months following the Separation Date, (ii) the applicable expiration date of such stock options, or (iii) such earlier date as provided or permitted under the Company’s equity incentive plan applicable to such options. You acknowledge that such extension may adversely affect your personal income tax consequences with respect to such options, including potentially eliminating incentive stock option (ISO) treatment for options intended to be ISOs when granted.
For the avoidance of doubt, if you timely execute and return this Agreement, as specified herein, you will have the following total number vested stock options and RSUs:

Grant No. (if applicable)	Grant Date	Grant Type	Exercise Price (if applicable)	Amount Granted	Vested as of effective date
011366	1/6/2020	ISO	$114.33	3,496	2,622
011367	1/6/2020	NSO	$114.33	61,474	50,166
011364	1/6/2020	RSU		26,240	19,680
012522	1/15/2021	ISO	$214.47	229	0
012523	1/15/2021	NSO	$214.47	10,750	6,176
012318	1/15/2021	RSU		7,023	3,512

4.No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned, and will not earn by the Separation Date, and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).
5.Expense Reimbursements. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
6.Return of Company Property. You represent and acknowledge you returned to the Company on the Separation Date all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, any computer, mobile phone, iPad or projector), credit cards, entry cards, identification badges, and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof), including, but not limited to, information regarding contacts with the Company’s customers and vendors. You represent that you have made a diligent search to locate any such documents, property and information within the required timeframe. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, portable electronic device (e.g., smartphone, iPad or the like), (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then within five (5) days after the Separation Date, you will permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form (in whole or in part). You agree that, after the applicable timeframes noted above, you will neither use nor possess Company property. Your timely compliance with this Paragraph is a condition precedent to your receipt of the Severance Benefits provided under this Agreement.
7.Continuing Obligations. Both during and after your employment you acknowledge your continuing obligations under your Employee Proprietary Information and Invention Assignment Agreement not to use or disclose any confidential or proprietary information of the Company and to continue to sign documents related to inventions and intellectual property of the Company. A copy of your Employee Proprietary Information and Invention Assignment Agreement is attached hereto as Exhibit A and incorporated herein by reference.
8.Inside Information Obligations. You acknowledge your continuing obligations under the Company’s Policy Against Trading on the Basis of Inside Information, a copy of which will be sent to you.
9.Confidentiality. The provisions of this Agreement and the attached Exhibits will be held in strictest confidence by you and will not be publicized or disclosed by you and your agents in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) you may disclose this Agreement in confidence to your attorneys, accountants, auditors, tax preparers, and financial advisors; and (c) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee. Notwithstanding any provision in this Agreement to the contrary, nothing herein shall prevent you from disclosing the fact or terms of this Agreement as part of any government investigation, or prohibit you from filing a charge, complaint, or report with, or otherwise communicating with, providing information to, or cooperating, or participating with any investigation or proceeding by or before the Equal Employment Opportunity Commission, the United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the

Securities and Exchange Commission, or any other federal, state or local government agency or commission.
10.Non-disparagement. You agree not to disparage the Company, its officers, directors, employees, stockholders, and agents, whether anonymously, through the use of a pseudonym, or with your own name, in any manner which is false, disparaging, negative or derogatory, or likely to be harmful to its or their business, business reputation, or personal reputation, including, but not limited to, through any postings via the internet, such as postings on LinkedIn, www.cafepharma.com or other social media; provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process or government agency. The Company agrees to instruct its current board directors and executive officers not to disparage you in any manner likely to be harmful to your business reputation or personal reputation, including, but not limited to employees, stockholders, recruiters or through any postings via the internet, such as postings on LinkedIn, www.cafepharma.com or other social media; provided that the current executive officers and board directors may respond accurately and fully to any question, inquiry or request for information when required by legal process or government agency.  You understand that the obligations under this Section extend only to the Company’s current executive officers and members of its board of directors, and only for so long as they are executive officers or members of the board of directors of the Company.
11.References. If contacted by an actual or prospective employer, the Company will only provide the dates of your former employment and the last position/title held by you.
12.No Voluntary Adverse Action; Cooperation. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor shall you induce or encourage any person or entity to bring such claims; provided, however, that notwithstanding the above or any other provision in this Agreement, you may provide truthful testimony or otherwise respond accurately and fully to any questions, inquiry or request for information when required by legal process (e.g., a valid subpoena, court order or other similar compulsion of law) or as part of any criminal, civil, regulatory or government proceeding or investigation. Further, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation), and will make reasonable efforts to accommodate your scheduling needs. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.
13.Re-employment. You agree that you will not knowingly apply for employment or otherwise request to be considered for employment with the Company or any of its subsidiaries, parent corporations, divisions, and affiliates, either in his former capacity or in any position or capacity. In the event you violate this provision and employment is denied, this provision will be an absolute bar to any claim against the Company (or its present or future divisions, subsidiaries, parent corporations, affiliates and successors) based on denial of employment.
14.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
15.Your Release of Claims. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the separation of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims arising under the California Labor Code, as amended, the California Fair Employment and Housing Act (as amended), and claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and related state laws. Notwithstanding the foregoing, the following are not included in the release (the “Excluded Claims”): (i) any rights or claims for indemnification and/or contribution, advancement or payment of related expenses you may have pursuant to the Company’s Bylaws any written indemnification or other agreement with the Company to which you are a party, or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement; (iv) any rights to any vested benefits under any stock, compensation or other employee benefit plan or agreement with the Company to the extent applicable following your separation; (v) any rights to any insurance coverage under any directors and officers liability insurance or other insurance policies of the Company as in effect on the date and applicable following your separations, or under COBRA or any similar state law; In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. Additionally, while this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.
16.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have forty-five (45) days to consider this Agreement, unless an extension is otherwise agreed to in writing by the Company (although you may choose to voluntarily sign it sooner or any time prior to the date listed on the signature page); (d) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver (in a written revocation sent to me); and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement (the “Effective Date”). You will not receive any of the benefits provided by this Agreement unless and until it becomes effective. The parties agree that changes to the Agreement, whether material or not, do not restart the running of the forty-five (45) day consideration period noted in clause (c) above. You hereby further acknowledge that the Company has provided you with ADEA disclosure information (under 29 U.S.C. § 626(f)(1)(H)), attached hereto as Exhibit B.
17.Section 1542 Waiver of Unknown Claims. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
18.No Actions Pending. You represent that you have not filed, or cause to be filed, and are not aware of any pending lawsuit, claim, or complaint brought on behalf of yourself or asserting claims involving you in which you have an interest against the Company, any affiliated company, subsidiary or business unit in any state or federal court, or with any administrative agency or tribunal.
19.Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including but not limited to, the Prior Agreement; This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California, without regard to its conflict of law rules. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. Signatures on this Agreement communicated by facsimile or other similar electronic transmission or a digital signature provided through DocuSign (or some other similar service) shall be considered an original signature, and the use of electronic signatures and the keeping of records in electronic form be granted the same legal effect, validity, or enforceability as a signature affixed by hand or the use of a paper-based record keeping system to the extent and as provided for in any applicable law including the Federal Electronic Signatures in Global and National Commerce Act, California digital signature regulations, or any other similar state laws based on the Uniform Electronic Transactions Act.
If this Agreement is acceptable to you, please sign below and return the original to me by the close of business on December 15, 2021 (although you may choose to voluntarily sign it sooner), otherwise the Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe.
We wish you the best in your future endeavors.
Sincerely,
Mirati Therapeutics, Inc.
By:    /s/ DAVID D. MEEK
    David Meek
    CEO

I have read, understand and agree fully to the foregoing Agreement, which includes a release and waiver of claims. I have had a sufficient opportunity to review the agreement and, if I felt it necessary, to consult a family member, attorney or other advisor about it prior to signing it.

/s/ DANIEL FAGA     December 15, 2021
Daniel Faga                     Date

Exhibit A
Employee Proprietary Information and Invention Assignment Agreement

(separately attached)

Exhibit B

ADEA Disclosure
(UNDER TITLE 29 U.S. CODE SECTION 626(f)(1)(H))
Confidentiality Provision:    The information contained in this document is private and confidential. You may not disclose this information to anyone except your professional advisors.
1.The following Mirati Therapeutics, Inc. (the “Company”) department has been selected for the termination program: Executive Vice President (“EVP”) level, and administrative roles directly supporting affected EVPs.
1.Within the department listed above, the following criteria were used to select employees who are eligible for the termination program: Restructuring of the Executive Leadership Team.
2.All eligible employees who have attained the age of forty (40) years or older will have up to forty-five (45) calendar days to review, consider, and accept the terms and conditions of the Company’s termination program, and seven (7) calendar days to revoke their acceptance of such program, pursuant to the Age Discrimination in Employment Act of 1967, as amended.

Employees Eligible For The Termination Program
Job Title/Department	Age
EVP, Chief Medical Officer	61
EVP, Chief Operating Officer	42
EVP Administrative Assistant	40

Employees Not Eligible For The Termination Program (retained employees)

Job Title/Department	Age
EVP, Chief Scientific Officer	53
EVP, Chief Commercial Officer	46
EVP Administrative Assistant	58